Exhibit 10.76

Portions of this exhibit marked [*] are requested to be treated confidentially.

Execution Version

Dated September 29, 2010

Salix Pharmaceuticals, Inc.

- and -

CDC III, LLC

- and -

A general partnership

of

Craig Aronchick

William H. Lipshutz

and

Scott H. Wright

- and -

Novel Laboratories, Inc.

SUBLICENSE AGREEMENT

(Osmoprep®)

THIS SUBLICENSE AGREEMENT (this “Agreement”) is made the 29th day of September, 2010 (the “Execution Date”), between SALIX PHARMACEUTICALS, INC., a California corporation (“Sublicensor”); CDC III, LLC, a Delaware limited liability company (“CDC III”); a general partnership of Craig Aronchick, William H. Lipshutz, and Scott H. Wright (the “General Partnership”; each of the General Partnership and CDC III, a “Licensor”, and together, the “Licensors”); and NOVEL LABORATORIES, INC., a Delaware corporation (“Sublicensee”). In this Agreement, Sublicensor, Sublicensee, CDC III and the General Partnership are referred to together as the “Parties” and each is referred to as a “Party.”

RECITALS

WHEREAS, the General Partnership and Sublicensor, as successor in interest to InKine Pharmaceutical Company, Inc. f/k/a Panax Pharmaceutical Company, Ltd., are parties to that certain License Agreement, dated February 14, 1997, as amended (the “Head License”), under which Sublicensor holds a license in respect of the Original Osmoprep Patent (as defined herein);

WHEREAS, the General Partnership has assigned certain of its rights under the Head License to CDC III for a certain period;

WHEREAS, Sublicensor is the owner of the Additional Osmoprep Patent (as defined herein);

WHEREAS, Sublicensor and CDC III are parties to certain litigation with Sublicensee with respect to the Product (as such term is defined in the Head License);

WHEREAS, Sublicensor, CDC III, the General Partnership, Sublicensee, and Actavis Inc., a Delaware corporation (“Actavis”) are entering into that certain Settlement Agreement, dated the Execution Date, to settle such litigation;

WHEREAS, Sublicensor desires to sublicense to Sublicensee, and Sublicensee desires to take a sublicense under, Sublicensor’s rights in respect of the Original Osmoprep Patent, all on the terms and conditions set forth below;

WHEREAS, CDC III desires to license to Sublicensee, and Sublicensee desires to take a license under, CDC III’s rights in respect of the Original Osmoprep Patent, all on the terms and conditions set forth below;

WHEREAS, the General Partnership desires to license to Sublicensee, and Sublicensee desires to take a license under, the General Partnership’s rights in respect of the Original Osmoprep Patent, all on the terms and conditions set forth below; and

WHEREAS, Sublicensor desires to license to Sublicensee, and Sublicensee desires to take a license under, the Additional Osmoprep Patent, all on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, shall have the following meanings:

1.1. “Actavis” has the meaning set forth in the recitals.

1.2. “Additional Osmoprep Patent” means United States patent number 7,687,075 and any divisions, continuations, continuations-in-part, re-examinations and reissues thereof.

1.3. “Affiliate” means, with respect to a Person, any Person that Controls, is Controlled by or is under common Control with such first Person. For purposes of this definition only, “Control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person.

1.4. “Agreement” has the meaning set forth in the preamble hereto.

1.5. “Applicable Law” means the applicable laws, rules and regulations that may be in effect from time to time.

1.6. “Approved Product” means the SP product that is approved for distribution under New Drug Application No. 021-892 as the same exists on the date hereof or may in the future be amended solely for the purpose of effecting non-material modifications to the product that is the subject thereof as of the date hereof so as to permit such product to be marketed and sold in the Territory in compliance with Applicable Law and the requirements of Regulatory Authorities.

1.7. “Authorized Generic Product” means (a) any drug product containing SP distributed under New Drug Application No. 021-892, but not under the trade name Osmoprep® or, (b) subject to the Head License, any Generic SP Product that is sold in the Territory by a Third Party pursuant to a license or other authorization from Sublicensor, CDC III or the General Partnership.

1.8. “Business Day” means a day other than a Saturday or a Sunday on which banks in general in New York, New York are open for the conduct of normal commercial banking business at their counters.

1.9. “CDC III” has the meaning set forth in the recitals.

1.10. “Commercialize” means, in respect of a product, all activities relating to the importation, advertising, promotion and other marketing of the product; pricing and reimbursement, Detailing, distribution, storage, and handling of the product; offering the product for sale and selling the product; and customer service and support in respect of the product; in all cases, post-Marketing Authorization for the product.

1.11. “Confidential Information” means (a) the existence and terms of this Agreement and (b) any and all information or material that, at any time before, on or after the Execution Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto, including any data, ideas, concepts or techniques contained therein and any modifications thereof or derivations therefrom. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

1.12. “Consent Judgment Entry Date” has the meaning set forth in the Settlement Agreement.

1.13. “Courts” has the meaning set forth in Section 7.3.

1.14. “Detailing” means face to face contact between a field sales force representative and a medical professional with prescribing authority for the purpose of discussing scientific or medical information about a pharmaceutical product(s).

1.15. “Disclosing Party” shall mean the Party disclosing Confidential Information.

1.16. “Execution Date” has the meaning set forth in the first paragraph of this Agreement.

1.17. “Expiration Date” means the earlier of (a) the later of the date of expiration of the Original Osmoprep Patent and the date of expiration of the Additional Osmoprep Patent and (b) the date on which a court enters a final decision from which no appeal has been or can be taken holding that all claims of the Original Osmoprep Patent and the Additional Osmoprep Patent that would otherwise be infringed by the making, having made, using, selling, offering for sale or importation of any Generic SP Product are unenforceable or invalid.

1.18. “FDA” means the United States Food and Drug Administration.

1.19. “Field of Use” means the field of colonic purgatives or laxatives.

1.20. “General Partnership” has the meaning set forth in the recitals.

1.21. “Generic SP Product” means a solid dosage form or forms of drug product containing SP that refers to the Approved Product as the reference-listed drug in an Abbreviated New Drug Application or pursuant to an application under 21 U.S.C. § 355(b)(2).

1.22. “Head License” has the meaning set forth in the recitals.

1.23. “Indemnification Claim Notice” has the meaning set forth in Section 4.2(a).

1.24. “Indemnified Party” has the meaning set forth in Section 4.1.

1.25. “Injunction Failure Date” means, in the event that (a) any Third Party other than Actavis or its Affiliates sells commercial-scale quantities of an Unlicensed Generic Product in the Territory prior to November 16, 2019, and (b) Sublicensor fails to obtain a temporary restraining order or other preliminary injunctive relief enjoining the sale of such Unlicensed Generic Product in the Territory within [*] ([*]) Business Days following the date that Sublicensor learns or is notified that such Third Party has sold such Unlicensed Generic Product (the “Knowledge Date”), then the date that is [*] ([*]) Business Days after the Knowledge Date, provided that notwithstanding the foregoing the Injunction Failure

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Date shall be the date [*] ([*]) Business Days after the Knowledge Date if Sublicensor fails to pursue any such temporary restraining order or other preliminary injunctive relief in the applicable court within such [*] ([*]) Business Day period.

1.26. “Knowledge Date” has the meaning set forth in Section 1.21.

1.27. “Licensors” has the meaning set forth in the recitals.

1.28. “Losses” means any and all direct or indirect liabilities, damages, losses or expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements.

1.29. “Majority-Controlled Affiliate” (a) means, with respect to a Person, any Person that owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; any Person of which the first Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; or any Person of which a Person owning, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of the first Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; and, (b) with respect to Sublicensee, includes GAVIS Pharmaceuticals, LLC.

1.30. “Marketing Authorization” means any approval required from a Regulatory Authority to market and sell a pharmaceutical product in any relevant territory including any form of pricing or reimbursement approval.

1.31. “Original Osmoprep Patent” means United States patent number 5,616,346 and any divisions, continuations, continuations-in-part, re-examinations and reissues thereof.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.32. “Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.

1.33. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.34. “Product” means the Generic SP Product approved for distribution under the Sublicensee ANDA, provided that the formulation used to make such Generic SP Product is substantially similar to the formulation disclosed in the Sublicensee ANDA that was produced to Sublicensor and CDC III in discovery in the action that is the subject of the Settlement Agreement prior to the Execution Date and the Generic SP Product is sold under the Sublicensee ANDA.

1.35. “Receiving Party” shall mean the Party receiving Confidential Information.

1.36. “Recipients” shall have the meaning set forth in Section 6.1.

1.37. “Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including the FDA, in any country.

1.38. “Settlement Agreement” means that certain Settlement Agreement, dated the Execution Date, by and among the Parties and Actavis.

1.39. “SP” means sodium phosphate monobasic monohydrate and sodium phosphate dibasic anhydrous or either of such compounds.

1.40. “Start Date” means the earliest of (a) November 16, 2019, (b) the date on which any commercial scale quantities of an Authorized Generic Product are sold in the

Territory, (c) the Injunction Failure Date, and (d) the date on which a court enters a final decision from which no appeal has been or can be taken (other than a petition to the United States Supreme Court for a writ of certiorari) holding that all claims of the Original Osmoprep Patent and the Additional Osmoprep Patent that would otherwise be infringed by the making, having made, using, selling, offering for sale or importation of Product in the Territory are unenforceable or invalid.

1.41. “Sublicensee” has the meaning set forth in the first paragraph of this Agreement.

1.42. “Sublicensee ANDA” means Sublicensee’s Abbreviated New Drug Application No. No. 79-247.

1.43. “Sublicensor” has the meaning set forth in the first paragraph of this Agreement.

1.44. “Supply Agreement” means that certain Supply Agreement, dated the Execution Date, between Sublicensor and Sublicensee.

1.45. “Term” has the meaning set forth in Section 5.1.

1.46. “Territory” means the United States of America, its territories and possessions.

1.47. “Third Party” means any Person other than the Parties and their respective Affiliates.

1.48. “Third Party Claim” has the meaning set forth in Section 4.1.

1.49. “Unlicensed Generic Product” means a Generic SP Product that is sold in the Territory, other than the Product or an Authorized Generic Product.

2.	Grant of Rights

2.1. Original Osmoprep Patent.

(a) Sublicense. Subject to the terms and conditions of this Agreement, Sublicensor hereby grants to Sublicensee, effective as of the Start Date, a non-exclusive, non-sublicensable (except to the extent contemplated by Section 2.3), fully paid up sublicense under Sublicensor’s rights in and to the Original Osmoprep Patent solely in the Field of Use to manufacture, have manufactured, use and sell the Product in the Territory from and after the Start Date.

(b) License. Subject to the terms and conditions of this Agreement, Licensors hereby grant to Sublicensee, effective as of the Start Date, a non-exclusive, non-sublicensable (except to the extent contemplated by Section 2.3), fully paid up license under the Original Osmoprep Patent solely in the Field of Use to manufacture, have manufactured, use and sell the Product in the Territory from and after the Start Date.

2.2. Additional Osmoprep Patent. Subject to the terms and conditions of this Agreement, Sublicensor hereby grants to Sublicensee, effective as of the Start Date, a non-exclusive, non-sublicensable (except to the extent contemplated by Section 2.3), fully paid up license under the Additional Osmoprep Patent solely in the Field of Use to manufacture, have manufactured, use and sell the Product in the Territory from and after the Start Date.

2.3. Sublicenses; Distributor.

(a) Sublicensee shall have the right to sublicense its rights under Section 2.1 and 2.2 to its Majority-Controlled Affiliates, but any such sublicense may continue only for such period as the Majority-Controlled Affiliate receiving the sublicense shall continue as a Majority-Controlled Affiliate.

(b) Sublicensor and Licensors each acknowledges and agrees that appointment by Sublicensee of Actavis as a distributor of the Product in the Territory shall not constitute a sublicense of any rights sublicensed or licensed to Sublicensee pursuant to Sections 2.1 and 2.2.

2.4. Waiver and Cooperation.

(a) Waiver.

(i) Sublicensor hereby agrees to waive and hereby waives, for itself and its Affiliates, any and all regulatory exclusivities that may prevent marketing or sale of the Product within the scope of the sublicense and license granted in Sections 2.1(a) and 2.2, respectively.

(ii) Each Licensor hereby agrees to waive and hereby waives, for itself and its Affiliates, any and all regulatory exclusivities that may prevent marketing or sale of the Product within the scope of the license granted in Section 2.1(b).

(b) Start of Sublicense and License. The sublicense and license set forth in Sections 2.1 and 2.2, respectively, shall commence reasonably in advance of the Start Date solely for the purpose of permitting, and only to the extent necessary to permit, Sublicensee and its Affiliates to make commercially reasonable preparations to sell Product as of the Start Date by (i) initiating manufacture of Product not more than [*] ([*]) days before the date on which the Start Date can be reasonably anticipated by Sublicensee to occur and (ii) initiating offers for sale of Product not more than [*] ([*]) days before the date on which the Start Date can be reasonably anticipated by Sublicensee to occur.

(c) Confirmation.

(i) As Sublicensee may reasonably request, Sublicensor shall confirm to the FDA the sublicenses and waivers granted by Sublicensor hereunder.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii) As Sublicensee may reasonably request, each Licensor shall confirm to the FDA the licenses and waivers granted by Sublicensor hereunder.

(d) Notification. Sublicensor shall provide Sublicensee with notice as soon as practicable of both the expected, and also of the actual, occurrence of the Start Date if other than November 16, 2019. Without limiting the foregoing, Sublicensor shall provide Sublicensee with not less than [*] ([*]) days’ prior notice of the date on which any commercial scale quantities of an Authorized Generic Product are anticipated to be sold in the Territory. Notwithstanding anything in this Agreement to the contrary, Sublicensee may provide a copy of any notice received by it from Sublicensor pursuant to this Section 2.4(d) to Actavis.

(e) No Challenges.

(i) Sublicensor shall not, and shall cause its Affiliates not to, challenge or cause any Third Party to challenge Sublicensee’s application to the FDA for approval of Product.

(ii) Each Licensor shall not, and shall cause its Affiliates not to, challenge or cause any Third Party to challenge Sublicensee’s application to the FDA for approval of Product.

2.5. Certain Limitations. Notwithstanding anything else contained herein to the contrary:

(a) Sublicensee shall not (except to the extent contemplated by Section 2.3) further sublicense the rights sublicensed or licensed to it pursuant to Section 2.1 or sublicense the rights licensed to it pursuant to Section 2.2, in each case without the express

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

written consent of the General Partnership and, in respect of any sublicense granted prior to July 1, 2013, CDC III.

(b) In connection with the rights sublicensed to Sublicensee pursuant to Section 2.1(a), Sublicensee is subject to the terms and conditions of the Licensed Rights (as such term is defined in the Head License) granted to Sublicensor pursuant to the Head License and, without releasing Sublicensor from its obligations set forth in the Head License, assumes all of Sublicensor’s obligations under the Head License with the exception of Sections 3(A), 5, 7 and 20(K) thereof.

3.	Representations, Warranties and Covenants

3.1. Representations and Warranties of Each Party. Each Party hereby represents and warrants to each other Party as of the Execution Date as follows:

(a) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b) This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

(c) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such

Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(d) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder, (i) to the knowledge of such Party, do not and will not conflict with or violate any requirement of Applicable Law, (ii) do not and will not conflict with or violate any provision of the articles of incorporation or bylaws of such Party, and (iii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

Notwithstanding anything else in this Section 3.1 to the contrary, neither Licensor makes the representation set forth in clause (i) of Section 3.1(d).

3.2. Representations and Warranties of Sublicensor. Sublicensor hereby represents and warrants to Sublicensee as of the Execution Date that

(a) it is the exclusive licensee under the Original Osmoprep Patent in the Field of Use to manufacture, have manufactured, use and sell the Product and has the right to grant the sublicenses set forth in Section 2.1(a); and

(b) it is the owner of the Additional Osmoprep Patent and has the right to grant the licenses set forth in Section 2.2.

3.3. Representations and Warranties of Licensors.

(a) General Partnership hereby represents and warrants to Sublicensee as of the Execution Date that Sublicensor is the exclusive licensee under the Original Osmoprep Patent in the Field of Use to manufacture, have manufactured, use and sell the Product

(b) Each Licensor hereby represents and warrants to Sublicensee as of the Execution Date that, insofar as any agreements between Sublicensor and such Licensor are concerned, Sublicensor has the right to grant the sublicenses set forth in Section 2.1(a).

3.4. DISCLAIMER OF WARRANTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

3.5. Covenant Not to Sue.

(a) Covenant.

(i) Sublicensor hereby covenants to Sublicensee that Sublicensor (and its Affiliates) shall not sue, and shall not aid, abet or enable any Third Party in suing, the Sublicensee or, in its capacity as Sublicensee’s distributor, Actavis claiming that the manufacture, having manufactured, use or sale of Product from and after the Start Date or the commercially reasonable preparations to sell Product as of the Start Date as set forth in Section 2.4(b), in each case in the Field of Use in or for the Territory, infringes the Original Osmoprep Patent or Additional Osmoprep Patent. Sublicensor shall impose the foregoing covenant not to sue on any Third Party to which it or any of its Affiliates may assign or otherwise transfer, or license or sublicense, any such patent rights.

(ii) Each Licensor hereby covenants to Sublicensee that such Licensor (and its Affiliates) shall not sue, and shall not aid, abet or enable any Third Party in suing, the Sublicensee or, in its capacity as Sublicensee’s distributor, Actavis claiming that the manufacture, having manufactured, use or sale of Product from and after the

Start Date or the commercially reasonable preparations to sell Product as of the Start Date as set forth in Section 2.4(b), in each case in the Field of Use in or for the Territory, infringes the Original Osmoprep Patent. Sublicensor shall impose the foregoing covenant not to sue on any Third Party to which it or any of its Affiliates may assign or otherwise transfer, or license or sublicense, any such patent rights.

(b) Non-Exclusive License. For any Original Osmoprep Patent or Additional Osmoprep Patent listed now or in the future in the Orange Book for the Approved Product, the covenants not to sue set forth in Section 3.5(a) shall hereby be treated to also be in the form of a non-exclusive license so that Sublicensee and its Affiliates may continue to maintain or file for such patents a “Paragraph IV Certification” under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced).

4.	Indemnity; Limitation on Damages

4.1. Indemnification. In addition to any other remedy available to Sublicensor or Licensors, Sublicensee shall indemnify, defend and hold harmless each of Sublicensor, its Affiliates and its and their respective officers, directors, partners, shareholders, employees and agents and each Licensor, its Affiliates and its and their respective officers, directors, partners, shareholders, employees and agents (each, an “Indemnified Party”) from and against any and all Losses incurred by them to the extent resulting from or arising out of or in connection with any claims made or suits brought by a Third Party (a “Third Party Claim”) that arise out of or result from the manufacture, distribution, sales, marketing or use of Product pursuant to the sublicense and license granted hereunder.

4.2. Indemnification Procedure.

(a) An Indemnified Party shall give Sublicensee prompt written notice (an “Indemnification Claim Notice”) of any Third Party Claim upon which such

Indemnified Party intends to base a request for indemnification under Section 4.1, but in no event shall Sublicensee be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of the related Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to Sublicensee copies of all papers and official documents received in respect of any Third Party Claim.

(b) At its option, Sublicensee may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party seeking indemnification within thirty (30) days after Sublicensee’s receipt of an Indemnification Claim Notice for such Indemnified Party. The assumption of the defense of a Third Party Claim by Sublicensee shall constitute an acknowledgment that Sublicensee is liable to indemnify the Indemnified Party in respect of the Third Party Claim. Upon assuming the defense of a Third Party Claim, Sublicensee may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by Sublicensee that is reasonably acceptable to the Indemnified Party. In the event Sublicensee assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to Sublicensee all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Subject to Section 4.2(c), if Sublicensee assumes the defense of a Third Party Claim, Sublicensee shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

(c) Without limiting Section 4.2(b), the Indemnified Party seeking indemnification shall be entitled to participate in, but not control, the defense of such Third

Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof at Sublicensee’s expense has been specifically authorized by Sublicensee in writing, (ii) Sublicensee has failed to assume the defense and employ counsel in accordance with Section 4.2(b) (in which case the Indemnified Party shall control the defense), or (iii) the interests of the Indemnified Party and Sublicensee or any other Indemnified Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by a single counsel of Sublicensee and all relevant Indemnified Parties under Applicable Law, ethical rules or equitable principles.

(d) With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party seeking indemnification becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which Sublicensee shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, Sublicensee shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, on such terms as Sublicensee, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where Sublicensee has assumed the defense of the Third Party Claim in accordance with Section 4.2(b), Sublicensee shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If Sublicensee chooses to defend a Third Party Claim, Sublicensee shall not be liable for any settlement or other disposition of any Losses by the Indemnified Party with respect to such Third Party Claim that is reached without the written consent of Sublicensee (which consent shall not be unreasonably withheld or delayed).

(e) If Sublicensee chooses to defend any Third Party Claim, the Indemnified Party seeking indemnification shall cooperate in the defense thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to Sublicensee to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sublicensee shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection with activities contemplated by this Section 4.2(e).

(f) Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by an Indemnified Party in connection with any Third Party Claim shall be reimbursed on a monthly basis in arrears by Sublicensee.

4.3. LIMITATION ON DAMAGES. EXCEPT WITH RESPECT TO

(a) A BREACH OF A PARTY’S OBLIGATIONS IN SECTION 6; and

(b) ANY SALE OR OFFER FOR SALE OF THE PRODUCT IN THE TERRITORY PRIOR TO THE START DATE (OTHER THAN AS PERMITTED BY THIS AGREEMENT)

NO PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS

AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER OR FOR ANY LOSS OR INJURY TO A PARTY’S PROFITS OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 4.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OF ANY INDEMNIFIED PARTY OR THE OBLIGATIONS OF SUBLICENSEE PURSUANT TO SECTIONS 4.1 AND 4.2 WITH RESPECT TO THIRD PARTY CLAIMS.

5.	Term and Termination

5.1. Term. The term of this Agreement shall commence on the Execution Date and, unless earlier terminated in accordance with this Section 5, shall expire on the Expiration Date (the “Term”).

5.2. Termination for Breach. This Agreement may be terminated by Sublicensor if Sublicensee shall be in breach of any material obligation hereunder and shall not have cured such breach within (a) [*] ([*]) days for breaches involving non-payment of amounts payable hereunder that are not the subject of a good faith dispute or (b) [*] ([*]) days for all other breaches, in either case ((a) or (b)), after receipt of a written notice from Sublicensor requesting the cure of such breach. Such termination shall be effective upon failure of Sublicensee to cure such breach within such period.

5.3. Termination for Bankruptcy. This Agreement may be terminated by Sublicensor upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by Sublicensee, or upon the failure by Sublicensee for more than ninety (90) days to discharge any such involuntary actions against it. Such termination shall be effective upon receipt of notice from Sublicensor.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.4. Certain Events. Upon the occurrence of a Settlement Termination Event (as such term is defined in the Settlement Agreement), this Agreement shall terminate.

5.5. Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Sublicensor and Licensors are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Sublicensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

5.6. Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement, (a) the licenses and rights granted by Sublicensor and Licensors under Section 2 shall terminate, (b) the covenants contained in, and the licenses and rights granted by Sublicensor and Licensors under, Section 3.5 shall terminate, and (c) each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control containing or comprising another Party’s Confidential Information to the Disclosing Party, except the legal department of the Receiving Party may retain one copy solely for archival purposes.

5.7. Survival. The expiration or earlier termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such expiration or termination, and the provisions of Sections 4, 5, 6 and 7 shall survive the expiration or termination of this Agreement.

6.	Confidentiality

6.1. Confidential Information. Subject to the provisions of Sections 6.2 and 6.3, at all times during the Term and for five (5) years following the expiration or termination of this Agreement, the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, Affiliates, or consultants who have a need to know such information to perform such Party’s obligations or exercise such Party’s rights hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) (collectively, “Recipients”) or, in respect of Confidential Information received by Sublicensee from Sublicensor, as otherwise permitted by Section 5.3(d) of the Supply Agreement and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder.

6.2. Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b) that is received from a Third Party without restriction and without breach of any agreement between such Third Party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party.

6.3. Disclosure. A Party may disclose Confidential Information of another Party to the extent that such disclosure is:

(a) made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order;

(b) required or contemplated by Section 2.4(c) and (e); or

(c) otherwise required by Applicable Law, in the opinion of counsel to the Receiving Party.

6.4. Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

6.5. Remedies. Each Party agrees that the unauthorized use or disclosure of any information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Section 6, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief.

6.6. Use of Names. Except as otherwise expressly permitted under the Settlement Agreement or the Supply Agreement, no Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of another Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. In no event may Sublicensee use, register or seek to register any trademarks, trade dress or other indicia of origin that are owned or controlled by Sublicensor or its Affiliates or either Licensor or its Affiliates. The restrictions imposed by this Section 6.6 shall not prohibit any Party from making any disclosure identifying another Party that is required by Applicable Law; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

6.7. Press Releases. Except as expressly provided in Section 6.3, no Party shall make a press release or other public announcement regarding this Agreement, the terms hereof or the transactions contemplated hereby without the prior written approval of the other Parties.

7.	Miscellaneous

7.1. Assignment. This Agreement shall be binding upon and shall inure to the benefit of each Party hereto, and each of its successors and permitted assigns. Except as otherwise provided herein, no Party shall have the power to assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Parties, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect. Notwithstanding the foregoing, any Party may, upon written notice to the other Parties but without obtaining the other Parties’ consent, assign its rights and obligations under this Agreement to any of its Majority-Controlled Affiliates, to any lender providing financing to that Party or its Affiliates for collateral security purposes, or to any successor in interest to that Party’s entire business or, in the case of Sublicensor and Sublicensee, to its Approved Product or Product business, respectively, provided that (a) notwithstanding any such assignment, such Party shall remain liable for its and its assignee’s performance under this Agreement; (b) no such assignment shall in any manner limit or impair the obligations of that Party hereunder; and (c) following a transfer by a Party to its Majority-Controlled Affiliate, any subsequent transaction (other than one that would result in the transfer of this Agreement back to the assigning Party) that would cause such Majority-Controlled Affiliate to cease to be a Majority-Controlled Affiliate of such Party shall be deemed to be an assignment of this Agreement requiring consent hereunder.

7.2. Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

7.3. Governing Law.

(a) This Agreement shall be governed and interpreted in accordance with the law of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) Each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of general jurisdiction of the State of New York and the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (collectively, the “Courts”) for any action, suit or proceeding (other than appeals therefrom) concerning any matter arising out of or relating to this Agreement, and agrees not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such Courts.

(c) Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Courts and hereby further irrevocably and unconditionally agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.

(d) Each Party hereto further agrees that, to the maximum extent permitted by Applicable Law, service of any process, summons, notice or document by United States registered mail to its address and contact person for notices provided for in Section 7.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any of the Courts.

7.4. Notices. All notices, requests and other communications hereunder must be in writing, specifically reference this Agreement in a prominent manner, and be delivered personally or by recognized international courier to the Parties at the following addresses:

If to Sublicensor to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: Senior Vice President Business Development

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: General Counsel

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

Attention: Edward C. Britton, Esq.

If to CDC III to:

CDC III, LLC

47 Hulfish, Suite 310

Princeton, New Jersey 08540

U.S.A.

Attention: General Counsel

Fax:

If to the General Partnership to:

ALW Partnership

8th and Spruce Streets

Philadelphia, Pennsylvania 19107

U.S.A.

Attention: Craig Aronchick, M.D.

Fax: (215) 829-3020

If to Sublicensee to:

Novel Laboratories, Inc.

400 Campus Drive

Somerset, New Jersey 08873

Attention: President

with copies (which shall not constitute notice) to:

Actavis Inc.

60 Columbia Road, Bldg. B

Morristown, New Jersey 07960

Attention: Legal Department

and

Leydig, Voit & Mayer

Two Prudential Plaza

180 N. Stetson Avenue, Suite 4900

Chicago, IL 60601-6731

Attention: Steven H. Sklar, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 7.4, be deemed given upon receipt, and (b) if delivered by courier to the address as provided in this Section 7.4, be deemed given upon receipt. Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

7.5. Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or as granting any Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

7.6. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof. Each

Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

7.7. No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons except as otherwise expressly provided in Sections 4.1 and 4.2.

7.8. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

7.9. Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

7.10. Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

7.11. Other Agreements.

(a) Simultaneously herewith, the Sublicensor and Sublicensee are entering into the Supply Agreement and the Parties are entering into the Settlement Agreement with Actavis. The effectiveness of this Agreement is explicitly conditioned on the simultaneous execution and delivery of the aforesaid Supply Agreement and Settlement Agreement by each of the parties thereto.

(b) Sections 2 and 3.5 shall become effective only upon the occurrence of the Consent Judgment Entry Date, as such term is defined in the Settlement Agreement. For the avoidance of ambiguity, in the event there is no Consent Judgment Entry Date, the provisions of Sections 2 and 3.5 shall never become effective.

7.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

Salix Pharmaceuticals, Inc.		Novel Laboratories, Inc.

By:	/s/ Carolyn J. Logan	By:	/s/ Veerappan S. Subramanian

Name:	Carolyn J. Logan	Name:	Veerappan S. Subramanian

Title:	President and CEO	Title:	President and CEO

Date:	September 29, 2010	Date:	September 29, 2010

CDC III, LLC		As partners in a general partnership:

By:	/s/ David Ramsay	/s/ Craig Aronchick
Craig Aronchick, M.D.
Name:	David Ramsay	Date:	September 29, 2010

Title:
/s/ William H. Lipshutz
Date:	September 29, 2010	William H. Lipshutz, M.D.

		Date:	September 29, 2010

/s/ Scott H. Wright
Scott H. Wright, M.D.

		Date:	September 29, 2010

Signature Page to Osmoprep Sublicense Agreement